                                                                      Exhibit 99

                                                                  (Logo Omitted)

                                              Teledyne Technologies Incorporated
                                                    12333 West Olympic Boulevard
                                                      Los Angeles, CA 90064-1021

                                  News Release

                          TELEDYNE TECHNOLOGIES REPORTS
                             SECOND QUARTER RESULTS

LOS ANGELES - July 24, 2003 - Teledyne Technologies Incorporated (NYSE:TDY)

      -     REVENUES OF $205.4 MILLION INCREASED 9.3% COMPARED TO LAST YEAR

      -     EARNINGS PER SHARE OF $0.20 INCREASED 5.3% COMPARED TO LAST YEAR

      -     EXCLUDING PENSION INCOME AND EXPENSE, EARNINGS PER SHARE INCREASED
            27.8%

      - ACQUIRED EMERSON'S TEKMAR-DOHRMANN AND SPIRENT'S AVIATION INFORMATION SOLUTIONS BUSINESSES

      -     RAISING 2003 FULL YEAR EPS OUTLOOK

Teledyne Technologies today reported second quarter 2003 sales of $205.4 million, compared with sales of $188.0 million for the same period in 2002. Net income for the second quarter of 2003 was $6.5 million ($0.20 per diluted share), compared with net income of $6.2 million ($0.19 per diluted share) in the second quarter of 2002. Net income for the second quarter of 2003 included a $2.0 million pretax charge related to the write off of the company's $2.0 million minority investment in a private company engaged in manufacturing and development of micro optics and microelectromechanical devices. Net income for the second quarter of 2003 also included pretax non-cash pension expense of $1.7 million, compared with pretax non-cash pension income of $0.6 million for the same period of 2002.

"Earnings per share increased over the prior year period for the sixth consecutive quarter despite the negative effect of non-cash pension expense, a pretax charge of $2.0 million and a difficult environment in some of our commercial markets," said Robert Mehrabian, chairman, president and chief executive officer. "Revenues increased 9.3% and earnings per share, excluding non-cash pension income and expense, increased 27.8%. Sales growth of 16.3% in our Electronics and Communications segment resulted from both organic growth and strategic acquisitions, and we achieved record operating profit in our Systems Engineering segment. We also completed two acquisitions during the quarter and, given our strong balance sheet, are continuing to pursue similar acquisitions in our strategic businesses."

                                                                      Dollars per
                                          Millions of Dollars        Diluted Share
                                         ---------------------    ---------------------
                                         Second        Second      Second        Second
                                         Quarter       Quarter     Quarter       Quarter    Variance
Second Quarter Earnings Summary           2003          2002        2003          2002        %
-------------------------------           ----          ----        ----          ----      --------
Net income (excluding net pension
  income (expense))                      $  7.5       $  5.8      $   0.23      $   0.18     27.8%
    Net after tax pension income
      (expense)                            (1.0)         0.4         (0.03)         0.01
                                         ------       ------      --------      --------
Net income                               $  6.5       $  6.2      $   0.20      $   0.19      5.3%
                                         ======       ======      ========      ========      ===

REVIEW OF OPERATIONS

ELECTRONICS AND COMMUNICATIONS

The Electronics and Communications segment's second quarter 2003 sales were $109.6 million, compared with second quarter 2002 sales of $94.2 million. Second quarter 2003 operating profit was $7.6 million, compared with operating profit of $9.0 million in the second quarter of 2002.

Second quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in electronic manufacturing services, electronic instruments, defense electronic products and commercial lighting products. The revenue growth in electronic manufacturing services was driven by increased sales to military and medical markets. The revenue growth in electronic instruments resulted from the acquisition of Monitor Labs Incorporated at the end of the third quarter of 2002 and the acquisition of Tekmar-Dohrmann on May 16, 2003. The revenue growth in defense electronic products was driven by traveling wave tubes and military microelectronics. These sales increases were partially offset by continued weakness in the commercial aviation market. Operating profit was favorably impacted by increased sales, partially offset by increased selling expenses and changes in product mix. Segment operating profit was also negatively impacted by pension expense of $1.2 million in the second quarter of 2003 compared with pension income of $0.5 million in the second quarter of 2002.

SYSTEMS ENGINEERING SOLUTIONS

The Systems Engineering Solutions segment's second quarter 2003 sales were $54.6 million, compared with second quarter 2002 sales of $51.5 million. Second quarter 2003 operating profit was $8.1 million, compared with operating profit of $5.7 million in the second quarter of 2002.

Second quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in core defense and aerospace programs and increased work in environmental programs. Operating profit was favorably impacted by increased sales, timing of certain government programs, profit improvement due to booking rate adjustments for the Ground-based Midcourse Defense contract and $2.5 million of award and incentive fees related to the finalization of actual fee negotiations for the Ground-based Midcourse Defense and International Space Station contracts. Additionally, segment operating profit was unfavorably impacted by pension expense of $0.1 million in the second quarter of 2003 compared with no pension cost in 2002.

AEROSPACE ENGINES AND COMPONENTS

The Aerospace Engines and Components segment's second quarter 2003 sales were $37.7 million, compared with second quarter 2002 sales of $39.0 million. Second quarter 2003 operating profit was $1.1 million, compared with operating profit of $0.1 million in the second quarter of 2002.

Second quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in OEM piston engines offset by reduced sales of aftermarket products and services. Operating profit in the piston engine business was positively impacted by an improved cost structure, productivity improvements and a reduction in LIFO reserve, which resulted from a reduction in inventory. Sales from turbine engines were unfavorably impacted by lower revenue from spare parts for Air Force training aircraft, partially offset by favorable Joint Air-to-Surface Standoff Missile (JASSM) sales. Operating profit for turbine engines was lower in the second quarter of 2003, compared with the second quarter of 2002, and resulted from lower sales and margins. Additionally, segment operating profit was unfavorably impacted by pension expense of $0.3 million in the second quarter of 2003 compared with pension income of $0.2 million in the second quarter of 2002.

ENERGY SYSTEMS

The Energy Systems segment's second quarter 2003 sales were $3.5 million, compared with second quarter 2002 sales of $3.3 million. The second quarter 2003 operating loss was $0.2 million, compared with an operating loss of $0.9 million in the second quarter of 2002.

Second quarter 2003 sales reflected revenue growth in hydrogen generators and fuel cell test stations, partially offset by lower government sales. The second quarter 2003 reduction in operating loss, compared with the same period of 2002, resulted from an improved overhead cost structure and lack of program cost adjustments that impacted 2002.

ADDITIONAL FINANCIAL INFORMATION

CASH FLOW

Second quarter 2003 cash provided by operating activities was $13.5 million, compared with cash provided by operating activities of $25.3 million for the same period of 2002. The higher cash flow in 2002, compared with 2003, reflected the receipt of a federal income tax refund of $5.7 million in April 2002 and an increase in working capital in 2003 primarily driven by higher accounts receivable for the second quarter of 2003 resulting from higher sales in the quarter. Free cash flow (cash from operating activities less capital expenditures) was $9.8 million for the second quarter of 2003, compared with free cash flow of $21.8 million for the same period of 2002. Capital expenditures for the second quarter of 2003 were $3.7 million, compared with $3.5 million for the second quarter of 2002. Depreciation and amortization expense for the second quarter of 2003 was $5.6 million, compared with $5.7 million for the same period of 2002. On May 16, 2003, the company acquired Tekmar Company from Emerson Electric Co. for $13.5 million in cash. On June 27, 2003, the company acquired the Aviation Information Solutions businesses of Spirent plc for $6.85 million in cash.

         Free Cash Flow (a)

                                                          Second       Second
                                                          Quarter      Quarter
         (in millions, brackets indicate use of funds)     2003          2002
         ---------------------------------------------     ----          ----
         Cash provided by operating
           activities                                    $    13.5   $     25.3
         Capital expenditures                                 (3.7)        (3.5)
                                                         ---------   ----------
         Free cash flow                                  $     9.8   $     21.8
                                                         =========   ==========

      (a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

PENSION

Non-cash pension expense for the second quarter of 2003 was $1.7 million, compared with non-cash pension income of $0.6 million for the same period of 2002.

OTHER

Other expense in the second quarter of 2003 included a $2.0 million write off of the company's remaining minority investment in a private company engaged in manufacturing and development of micro optics and microelectromechanical devices.

OUTLOOK

Based on its current outlook, the company's management believes that full year 2003 earnings per share will be in the range of approximately $0.68 to $0.74, including higher aircraft product liability insurance costs, lower anticipated margins in the second half of 2003 in the company's Systems Engineering Solutions segment and approximately $0.13 per share of non-cash pension expense for the full year 2003.

The company's previous aircraft product liability policy expired in May 2003. As of June 1, 2003, the total cost of the company's aircraft product liability insurance increased approximately $1.0 million per month or approximately 75%. In addition, given the finalization of actual fee negotiations for work performed in prior periods for certain contracts, operating margin in the company's Systems Engineering Solutions segment is expected to be lower in the second half of 2003, compared with the first half of 2003.

Full year 2002 earnings included $2.3 million or $0.04 per share in non-cash pension income. The company currently expects approximately $7.0 million or $0.13 per share of non-cash pension expense in 2003. The reduction in non-cash pension income reflects the decline in the value of the company's pension assets through 2002 and reductions in the expected rate of return and discount rate assumptions for the company's defined benefit plan. The company's assumed expected rate of return is currently 8.5%, compared to 9.0% in 2002, and its assumed discount rate is currently 7.0%, compared to 7.5% in 2002. Based on the company's current pension assumptions and the value of its pension assets as of June 30, 2003, the company expects that non-cash pension expense in 2004 will be approximately $10.0 million or $0.18 per share. Currently, Teledyne Technologies does not anticipate making cash contributions to its pension plan until 2004. Also, under one of its spin-off agreements, after November 29, 2004 the company will be able to charge pension costs to the U.S. Government under various government contracts.

                           EARNINGS PER SHARE SUMMARY
         (Diluted earnings per common share from continuing operations)

                                         2003 Full Year Outlook
                                         ----------------------        2002         2001
                                           Low           High         Actual       Actual
                                           ---           ----         ------       ------
Earnings per share (excluding net
  pension income (expense) and
  restructuring and other charges)       $   0.81      $   0.87      $   0.73     $    0.51
Net pension income (expense)                (0.13)        (0.13)         0.04          0.18
                                         --------      --------      --------     ---------
Earnings per share (excluding
  restructuring and other charges)           0.68          0.74          0.77          0.69
Restructuring and other charges                --           --             --         (0.48)
                                         --------      --------      --------     ---------
Earnings per share                       $   0.68      $   0.74      $   0.77     $    0.21
                                         ========      ========      ========     =========

FORWARD-LOOKING STATEMENTS CAUTIONARY NOTICE

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, capital expenditures, pension matters and strategic plans. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications and commercial aviation markets, timely development of acceptable and competitive fuel cell products and systems, funding, continuation and award of government programs, customers' acceptance of piston engine insurance-related price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses could realign government programs, and affect the composition, funding or timing of our programs. Reinstatement of flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

September 11th and various public company governance issues have had adverse impacts on the insurance markets greatly increasing insurance costs including the company's recent renewal of its aircraft product liability insurance policy. Our directors and officers policy expires in November 2003. In addition, stock market fluctuations affect the value of the company's pension assets. Absent significant further improvement in market conditions, the company will be required to make a contribution to its pension plan in 2004.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies' growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including the recent acquisitions of Tekmar Company and the Aviation Information Solutions businesses, involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies. Also, we may not be able to sell or exit timely or on acceptable terms our remaining non-core or under-performing product lines, particularly given the current economic environment.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies' periodic filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K and Form 10-Q. The company assumes no duty to update forward-looking statements.

A live webcast of Teledyne Technologies' second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 24. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 24.

Investor Contact:     Jason VanWees
                      (310) 893-1642

Media Contact:        Robyn Choi
                      (310) 893-1640

                                       ###

                       TELEDYNE TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE THREE AND SIX MONTHS ENDED JUNE 29, 2003
              AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002

               (Unaudited - In millions, except per share amounts)

                                                     Second             Second             Six                Six
                                                     Quarter            Quarter           Months             Months
                                                      2003              2002(a)            2003              2002(a)
                                                      ----              -------            ----              -------


 Net sales                                        $    205.4          $    188.0       $    402.6          $    371.3
 Costs and expenses:
   Costs of sales                                      153.5               141.7            305.1               280.7
   Selling, general and administrative
     expenses                                           39.3                36.6             75.7                72.3

   Restructuring and other charges                        --                (0.6)              --                (0.6)
                                                  ----------          ----------        ---------           ---------
   Income before other income and expense and
     taxes                                              12.6                10.3             21.8                18.9

   Other income (expense)                               (1.7)                0.2             (1.8)                0.4
   Interest expense, net                                 0.2                 0.2              0.3                 0.5
                                                  ----------          ----------       ----------          ----------
 Income before taxes                                    10.7                10.3             19.7                18.8
   Provision for taxes                                   4.2                 4.1              7.7                 7.5
                                                  ----------          ----------       ----------          ----------
 Net income                                       $      6.5          $      6.2       $     12.0          $     11.3
                                                  ==========          ==========       ==========          ==========
Diluted earnings per common share                 $     0.20          $     0.19       $     0.37          $     0.35
                                                  ==========          ==========       ==========          ==========
Weighted average diluted common shares
  outstanding                                           32.5                32.9             32.5                32.7
                                                  ==========          ==========       ==========          ==========


(a) The second quarter and first six months of 2002 reflect the revised income statement classification of second quarter 2001 charges. The resulting classification increased cost of sales by $0.6 million and decreased restructuring and other charges by $0.6 million but had no impact on income before taxes in 2002.

                       TELEDYNE TECHNOLOGIES INCORPORATED
                SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
                FOR THE THREE AND SIX MONTHS ENDED JUNE 29, 2003
              AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002
                            (Unaudited - In millions)


                                          Second          Second           Six             Six
                                          Quarter         Quarter         Months          Months
                                           2003            2002            2003            2002
                                           ----            ----            ----            ----
Net sales:
Electronics and Communications          $   109.6       $    94.2       $   213.2       $   184.7
Systems Engineering Solutions                54.6            51.5           107.0            98.4
Aerospace Engines and Components             37.7            39.0            75.5            80.9
Energy Systems                                3.5             3.3             6.9             7.3
                                        ---------       ---------       ---------       ---------
  Total net sales                       $   205.4       $   188.0       $   402.6       $   371.3
                                        =========       =========       =========       =========

Operating Profit (Loss):
Electronics and Communications          $     7.6       $     9.0       $    14.9       $    17.3
Systems Engineering Solutions                 8.1             5.7            13.8             9.5
Aerospace Engines and Components              1.1             0.1             1.6             0.8
Energy Systems                               (0.2)           (0.9)           (0.7)           (1.2)
                                        ---------       ---------       ---------       ---------
  Segment operating profit              $    16.6       $    13.9       $    29.6       $    26.4
Corporate expense                            (4.0)           (3.6)           (7.8)           (7.5)
Other income (expense)                       (1.7)            0.2            (1.8)            0.4
Interest expense, net                         0.2             0.2             0.3             0.5
                                        ---------       ---------       ---------       ---------
Income before income taxes                   10.7            10.3            19.7            18.8
Provision for income taxes                    4.2             4.1             7.7             7.5
                                        ---------       ---------       ---------       ---------
Net income                              $     6.5             6.2       $    12.0            11.3
                                        =========       =========       =========       =========

                       TELEDYNE TECHNOLOGIES INCORPORATED
                   CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
                       JUNE 29, 2003 AND DECEMBER 29, 2002
               (Current period unaudited - In millions of dollars)

                                                        JUNE 29,    December 29,
                                                         2003           2002
                                                         ----           ----
ASSETS
Cash and cash equivalents                              $     4.9      $    19.0
Accounts receivable, net                                   115.1          109.2
Inventories, net                                            80.3           66.8
Deferred income taxes, net                                  22.4           18.9
Prepaid income taxes, expenses and other assets              5.2            8.0
                                                       ---------      ---------
  Total current assets                                     227.9          221.9

Property, plant and equipment, net                          73.0           74.7
Deferred income taxes, net                                  26.6           22.2
Goodwill, net                                               61.7           44.3
Other assets, net                                           26.3           28.0
                                                       ---------      ---------
  Total assets                                         $   415.5      $   391.1
                                                       =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                       $    47.9      $    53.1
Accrued liabilities                                         82.2           66.2
                                                       ---------      ---------
  Total current liabilities                                130.1          119.3

Other long-term liabilities                                 94.8           95.0
                                                       ---------      ---------
  Total liabilities                                        224.9          214.3

  Total stockholders' equity                               190.6          176.8
                                                       ---------      ---------
  Total liabilities and stockholders' equity           $   415.5      $   391.1
                                                       =========      =========